INDEPENDENT AUDITORS REPORT

To the Shareholders and Board of Directors of Swift Textiles Europe Limited.

We have audited the accompanying balance sheet of Swift Textiles Europe Limited at March 31, 1997 and the related profit and loss account and cash flow statement for the year ended March 31, 1997. These financial statements are the responsibility of Swift Textiles Europe Limited's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Ireland which do not differ in any material respects from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Swift Textiles Europe Limited at March 31, 1997 and the results of operations and cash flows for the year ended March 31, 1997 in conformity with generally accepted accounting principles in Ireland.



KPMG
Chartered Accountants

Dublin, Ireland
May 21, 1997